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                                                                    EXHIBIT 4(s)



   TERMS OF THE ___% CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A



                            DATED AS OF MAY ___, 1995


                      WRITTEN ACTION OF THE MANAGING MEMBER
                    PURSUANT TO SECTION 7.1(b) OF THE AMENDED
                AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                       OF AMERICAN GENERAL CAPITAL, L.L.C.


         The undersigned Managing Member of American General Capital, L.L.C., a Delaware limited liability company (the "Company"), pursuant to Section 7.1(b) of the Amended and Restated Limited Liability Company Agreement of the Company (the "Agreement") dated as of May 24, 1995 by and among American General Corporation ("American General"), the Managing Member and the Persons who become Members of the Company in accordance with the provisions thereof, does hereby authorize the issue of, and establish the relative rights, powers, preferences, limitations and restrictions of, a series of Preferred Securities as follows:


         1. Definitions. All terms defined in the Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein. The following additional terms have the respective meanings specified below:

                 "Additional Dividends" means the amount of dividends that is payable by the Company on any dividend arrearages in respect of the Series A Preferred Securities at the rate of ___% per annum compounded monthly.

                 "Book-Entry Interest" means a beneficial interest in the global certificates representing Series A Preferred Securities, ownership and transfers of which shall be made through the book-entry system of a Clearing Agency as described in Section 12.

                 "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

                 "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, that is acting as depositary for the Series A Preferred Securities and in whose name (or nominee's name) shall be registered one or more global certificates representing Series A Preferred Securities and which shall undertake to effect book-entry transfers and pledges of interests in the Series A Preferred Securities.


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                 "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book-entry transfers and pledges of interests in securities deposited with the Clearing Agency.

                 "Dividend Payment Date" has the meaning set forth in Section 4(b) hereof.


                 "Guarantee" means the Guarantee Agreement dated as of May 24, 1995, executed and delivered by American General for the benefit of the holders from time to time of the Series A Preferred Securities and other Preferred Securities of the Company, as amended from time to time.


                 "Holders" means the registered holders of the Series A Preferred Securities as they appear on the books and records of the Company.


                 "Investment Company Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known) shall have occurred after May ___, 1995, and that the Company or American General shall have received an opinion of nationally recognized independent legal counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that, as a result of such change, there exists more than an insubstantial risk that the Company is or will be considered an "investment company" which is required to be registered under the 1940 Act.


                 "Liquidation Distribution" has the meaning set forth in Section 7 hereof.

                 "Notice of Exchange" has the meaning set forth in Section 6(a) hereof.

                 "Notice of Redemption" has the meaning set forth in Section 6(a) hereof.

                 "NYSE" means the New York Stock Exchange, Inc.

                 "Redemption Price" has the meaning set forth in Section 5(a) hereof.

                 "Securities Act" means the Securities Act of 1933, as amended.

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                 "Series A Debentures" means the $__________ aggregate principal amount (or up to $____________ aggregate principal amount if and to the extent the over-allotment option granted by the Company to the underwriters of the Series A Preferred Securities is exercised) of American General's ___% Series A Junior Subordinated Debentures due 2025 issued pursuant to the Indenture and sold by American General to the Company in connection with the issuance and sale by the Company of the Series A Preferred Securities.


                 "Series A Preferred Securities" has the meaning set forth in
Section 2 hereof.


                 "Tax Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known) shall have occurred after May ___, 1995, and that the Company or American General shall have received an opinion of nationally recognized independent legal counsel experienced in such matters that, as a result of such change, there exists more than an insubstantial risk that (i) the Company will be subject to federal income tax with respect to the interest received on the Series A Debentures, (ii) American General will be precluded from deducting the interest paid on the Series A Debentures for federal income tax purposes or (iii) the Company will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.



         2. Designation. A total of 10,000,000 ___% Cumulative Monthly Income Preferred Securities, Series A (or up to 11,500,000 ___% Cumulative Monthly Income Preferred Securities, Series A if and to the extent the over-allotment option granted by the Company to the related underwriters is exercised) with a liquidation preference of $25.00 per Preferred Security are hereby authorized and designated as "___% Cumulative Monthly Income Preferred Securities, Series A" (collectively, the "Series A Preferred Securities").


         3. Voting. Except as otherwise provided in the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, the Agreement (including, without limitation, Section 8.1 thereof) or this Written Action, Preferred Members holding the Series A Preferred Securities shall have, with respect to such Series A Preferred Securities, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.


         4. Dividends. (a) The Holders shall be entitled to receive, when, as and if declared by the Company out of funds legally available therefor, cumulative cash dividends at a rate per annum of ____% of the liquidation preference of $25.00 per Series A Preferred Security. The amount of dividends payable for a full monthly dividend period shall be computed on the basis of a 360-day year consisting of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, shall be computed on the basis of the actual number of days elapsed in such period. Dividends shall accrue from


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______________, 1995, and shall be payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1995. Dividends shall accrue and be cumulative whether or not they have been earned or declared and whether or not there are funds of the Company legally available for the payment of dividends. Upon any dividend arrearages in respect of the Series A Preferred Securities, the Company shall declare and pay Additional Dividends in order to provide, in effect, monthly compounding on such dividend arrearages at a rate of ____% per annum compounded monthly and such Additional Dividends shall accumulate. In the event that any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.



                 (b) Dividends on the Series A Preferred Securities must be declared monthly and be paid on the last day of each calendar month (each a "Dividend Payment Date") to the extent that the Company has, on such date, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to make such payments, it being understood that to the extent that funds are not available to pay in full all accumulated and unpaid dividends, the Company may pay partial dividends to the extent of funds legally available therefor. For purposes of this Section 4(b), net interest and investment income from Eligible Investments shall be considered funds available for the payment of dividends; provided, however, that the principal amount of Eligible Investments shall not be available as distributions, dividends or otherwise except in connection with a Liquidation Distribution pursuant to Section 15.4 of the Agreement. Dividends will be payable to the Holders as of the relevant record dates, which, if and so long as the Series A Preferred Securities are represented by one or more global certificates through the book-entry system of a Clearing Agency, will be one Business Day prior to the related Dividend Payment Dates. In the event that the Series A Preferred Securities shall not continue to be so represented, the Managing Member shall have the right to select relevant record dates that are more than one Business Day prior to the related Dividend Payment Dates. In addition, if American General has extended an interest payment period with respect to the Series A Debentures pursuant to the Indenture, thereby resulting in the deferral of the payment of dividends on the Series A Preferred Securities, the Managing Member shall notify the Holders in writing as to such extended interest payment period no later than the last date on which notice would be required to be given to the NYSE of the related record date or Dividend Payment Date.


         5. Redemption and Exchange. (a) Upon repayment by American General of the principal of the Series A Debentures at stated maturity, earlier redemption or otherwise, including as a result of the acceleration of the Series A Debentures upon the occurrence of an Event of Default under the Indenture with respect to the Series A Debentures, the Series A Preferred Securities shall be subject to mandatory redemption, in whole but not in part, by the Company, and the proceeds from such repayment shall be applied to redeem the Series A Preferred Securities at a cash redemption price equal to the liquidation

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preference for such Series A Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date fixed for redemption thereof (the "Redemption Price") (unless such proceeds are used to fund the aggregate Liquidation Distributions on the Series A Preferred Securities in connection with the liquidation, dissolution or winding-up of the Company). In case of such repayment, the Series A Preferred Securities will be redeemed only when repayment of the Series A Debentures has actually been received by the Company. Notwithstanding the foregoing, the Series A Preferred Securities will not be so redeemed if (i) in lieu of repaying the Series A Debentures at stated maturity or date of earlier redemption, American General is permitted by the Company to exchange the Series A Debentures for new Debentures or (ii) American General repays the Series A Debentures at stated maturity or date of earlier redemption but is permitted by the Company to reborrow the proceeds from such repayment which reborrowing will be evidenced by new Debentures; provided, however, that the Company may only permit American General to so exchange the Series A Debentures for new Debentures or reborrow the proceeds from the repayment thereof if the Company owns all of the Series A Debentures and the following conditions are satisfied (which satisfaction, in the case of clauses (f) through (j), shall be determined in the judgment of the Managing Member and the Company's financial advisor (which will be selected by the Managing Member, and must be unaffiliated with American General and be among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the proposed issuance of the new Debentures that would evidence the new loan to be made in connection with such exchange or reborrowing)): (a) American General is not bankrupt, insolvent or in liquidation, (b) American General is not in default in the payment of any interest (including Additional Interest, as defined in the Indenture) or principal in respect of any Debentures, (c) American General has made timely payments on the Series A Debentures for the immediately preceding 24 months (and has not elected to extend any interest payment period of the Series A Debentures during such 24-month period), (d) such new Debentures will mature no later than the earlier (1) the 49th anniversary of the date of the initial issuance of the Series A Debentures and (2) the 30th anniversary of the date such new Debentures are issued, (e) the Company is not in arrears in the payment of any dividends (including Additional Dividends) on the Series A Preferred Securities, (f) American General is expected to be able to make timely payment of principal of and interest on such new Debentures, (g) the issuance of such new Debentures is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (h) the interest rate on such new Debentures is sufficient to provide payments equal to or greater than the amount of dividend payments required under the Series A Preferred Securities, (i) the terms of such new Debentures are consistent with market circumstances and American General's financial condition and (j) immediately prior to the issuance of such new Debentures, the senior unsecured long-term debt of American General is (or, if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by S&P and Baa2 (or the equivalent) by Moody's and the subordinated unsecured long-term debt of American General (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or, if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by S&P and Baa3 by Moody's (or, if either of such rating organizations is not then rating American General's senior or subordinated unsecured long-term debt, as the case may be, then, in lieu

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of the rating organization no longer rating American General's senior or subordinated unsecured long-term debt, the equivalent of such ratings by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act).

                 (b) The Series A Preferred Securities shall be redeemable at the option of the Company (subject to the prior consent of American General), in whole or in part from time to time, on or after _____________, 2000 at the Redemption Price. The Company may not redeem the Series A Preferred Securities in part unless all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, have been paid in full on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption. American General shall have the right to cause the Company to exercise such redemption option.

                 (c) At any time after the occurrence of a Tax Event or an Investment Company Event, the Company (subject to the prior consent of American General) may, either (i) redeem, in whole but not in part, the Series A Preferred Securities at the Redemption Price or (ii) exchange, in whole but not in part, the Series A Preferred Securities for Series A Debentures having an aggregate principal amount and accrued and unpaid interest equal to the Redemption Price. Upon any such exchange, American General will use its best efforts to have the Series A Debentures listed on the NYSE or, if the Series A Preferred Securities are not then listed on the NYSE, such other exchange on which the Series A Preferred Securities may then be listed. American General shall have the right to cause the Company to exercise its right to effect any such exchange for Series A Debentures.

                 (d) Subject to applicable law, American General or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or otherwise.

         6. Redemption and Exchange Procedures. (a) Notice of any redemption (optional or mandatory) of the Series A Preferred Securities (a "Notice of Redemption") and notice of any exchange of the Series A Preferred Securities for Series A Debentures (a "Notice of Exchange") shall be irrevocable and shall be given by the Company by mail not fewer than 30 nor more than 60 calendar days prior to the date fixed for redemption or exchange thereof to American General and (i) with respect to a Notice of Redemption, to each Holder of Series A Preferred Securities that are being redeemed and
(ii) with respect to a Notice of Exchange, to each Holder of Series A Preferred Securities. For purposes of the calculation of the date of redemption or exchange and the dates on which notices are given pursuant to this Section 6(a), a Notice of Redemption or Notice of Exchange shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to each appropriate Holder of Series A Preferred Securities. A Notice of Redemption or Notice of Exchange shall be addressed to each appropriate Holder of Series A Preferred Securities at the address of such Holder appearing in the books and records of the Company. If all of the Series A Preferred Securities are represented by Book-Entry Interests, Notices of Redemption or Notices of Exchange shall be sent to the

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Clearing Agency. No defect in the Notice of Redemption or Notice of Exchange or in the mailing thereof with respect to any Series A Preferred Security shall affect the validity of the redemption or exchange proceedings with respect to any other Series A Preferred Security.

                 (b) If the Company issues a Notice of Redemption, then, by 12:00 noon, New York time, on the date fixed for redemption, American General will repay to the Company an aggregate principal amount of the Series A Debentures, which, together with accrued and unpaid interest thereon, will be an amount sufficient to pay the Redemption Price for the Series A Preferred Securities to be redeemed. If the Series A Preferred Securities are represented by Book-Entry Interests, the Company shall irrevocably deposit such funds on the date fixed for redemption with the Clearing Agency and give the Clearing Agency irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Securities to be redeemed, and if the Series A Preferred Securities are not represented by Book-Entry Interests, the Company shall irrevocably deposit such funds with the paying agent for the Series A Preferred Securities and give such paying agent such irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Securities to be redeemed. If a Notice of Redemption shall have been given and funds irrevocably deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the Holders of such Series A Preferred Securities so called for redemption will cease, except the right of such Holders to receive the Redemption Price, but without additional interest from and after such redemption date. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid either by the Company or by American General (pursuant to the Guarantee), dividends on the Series A Preferred Securities called for redemption (including any Additional Dividends) will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the Holders of such Series A Preferred Securities may exercise all of their rights as Holders thereof.

                 (c) If the Company issues a Notice of Exchange, then following the date fixed for the exchange of Series A Preferred Securities for Series A Debentures (as set forth in the Notice of Exchange), (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) certificates representing Series A Debentures will be issued to holders of certificates representing Series A Preferred Securities, upon surrender of such certificates to the Company or its agent for exchange, (iii) any certificates representing Series A Preferred Securities not so surrendered for exchange will be deemed to represent Series A Debentures having a principal amount and accrued and unpaid interest equal to the Redemption Price of such Series A Preferred Securities until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made with respect to such Series A Debentures) and (iv) all rights of Holders of Series A Preferred Securities will cease, except the right of such Holders to

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receive Series A Debentures upon surrender of certificates representing Series A
Preferred Securities.

         7. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company (other than in connection with or after the exchange of the Series A Preferred Securities for the Series A Debentures as set forth in Section 5(c)), the Holders of Series A Preferred Securities then outstanding will be entitled to receive out of the assets of the Company (including any Eligible Investments or amounts deposited in the Eligible Investment Account) legally available for distribution to Members, after satisfaction of liabilities of creditors as required by the Delaware Act but before any distribution of assets is made with respect to any Interest in the Company ranking junior to the Series A Preferred Securities as to the distribution of assets upon such liquidation, dissolution or winding-up of the Company, but together with Preferred Members holding Preferred Securities or any other Interests in the Company then outstanding ranking pari passu with the Series A Preferred Securities as to the distribution of assets upon such liquidation, dissolution or winding-up of the Company, an amount equal to the aggregate of the liquidation preference of $25.00 per Series A Preferred Security plus all accumulated and unpaid Dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment (the "Liquidation Distribution"). A merger, consolidation, replacement, conveyance, transfer or lease in accordance with the provisions of Section 2.8 of the Agreement shall not be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of this
Section 7.

         8. Sinking Fund. The Series A Preferred Securities shall not be subject to the operation of a retirement or sinking fund.

         9. Guarantee of Liabilities. It shall be a condition precedent to the issuance of the Series A Preferred Securities that American General execute and deliver to the Company the Guarantee, the Indenture and the Series A Debentures.

         10. Book-Entry-Only Issuance. (a) The Depository Trust Company, New York, New York ("DTC"), will initially act as the Clearing Agency. The Series A Preferred Securities will be issued only as fully-registered securities and will be initially registered in the name of Cede & Co. (DTC's partnership nominee).

                 (b) Redemption notices shall be sent to Cede & Co. or any successor thereof. If less than all of the Series A Preferred Securities are being redeemed, such securities shall be redeemed in accordance with DTC's then current practice.

                 (c) DTC may discontinue providing its services as Clearing Agency with respect to the Series A Preferred Securities by giving reasonable notice to the Company as provided in the agreement between the Company and DTC. Under such circumstances, if a successor Clearing Agency is not obtained, the Company at its expense shall cause certificates for Series A Preferred Securities to be printed and delivered as promptly as practicable. If an Event of Default occurs under the Indenture with respect to the Series A Debentures or if the Company (with the consent of American General) decides to

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discontinue use of the system of book-entry transfers through DTC (or a successor Clearing Agency), the Company at its expense shall cause certificates for Series A Preferred Securities to be printed and delivered to the beneficial owners of the Series A Preferred Securities as promptly as practicable.

                 (d) In the event that the Series A Preferred Securities do not remain in book-entry-only form, the following provisions will apply:

                 (i) Registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of the Company, but upon payment (and/or the giving of such indemnity as the Company or the Managing Member may require) in respect of any tax or other governmental charges which may be imposed in connection therewith.

                 (ii) Exchanges of Series A Preferred Securities for Series A Debentures will be effected without charge by or on behalf of the Company, but upon payment (and/or the giving of such indemnity as the Company or the Managing Member may require) in respect of any tax or other governmental charges which may be imposed in connection with the issuance of any Series A Debenture in the name of any person other than the Holder of the Series A Preferred Security for which the Series A Debenture is being exchanged or for any reason other than such exchange.

                 (iii) The Company will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption or exchange.

         11. Registrar and Transfer Agent. The Company hereby appoints Chemical Mellon Shareholder Services, LLC as its initial registrar, transfer agent and paying agent for the Series A Preferred Securities. The Company may at any time designate an additional or substitute registrar, transfer agent and paying agent for the Series A Preferred Securities.

         12. Governing Law. This Written Action shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

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         IN WITNESS WHEREOF, the undersigned Managing Member of the Company has hereto set its hand as of the day and year first above written.

                                        AMERICAN GENERAL DELAWARE
                                         MANAGEMENT CORPORATION

                                        By:
                                           --------------------------
                                        Name:
                                        Title:

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